                                                                                                News Release

                                                                                                Cory T. Walker

October 24, 2007                                                                    Chief Financial Officer

                                                                                                (386) 239-7250

BROWN & BROWN, INC. ANNOUNCES THE
EXPANSION OF ITS BOARD OF DIRECTORS

(Daytona Beach and Tampa, Florida) . . . Brown & Brown, Inc. (NYSE:BRO), announces the election, by unanimous vote of the Board, of Wendell S. Reilly and J. Powell Brown to Brown & Brown, Inc.'s Board of Directors, effective October 24, 2007.

Bradley Currey, Jr., Chairman of the Nominating/Corporate Governance Committee of Brown & Brown's Board of Directors, said of the two new members, "I have known Wendell Reilly for many years in connection with his services on behalf of Emory University, where he now serves on the Board of Trustees.  He brings a fresh perspective to the Board as we guide Brown & Brown to the next level. Powell Brown cut his teeth in the insurance business and has proven to be an able leader within the Company for more than a decade."

J. Hyatt Brown, the Company's Chairman and Chief Executive Officer, noted, "I can only second Brad's comments; Wendell is a highly regarded business and civic leader. His experience in public companies fits our business model to a "T". His ethic of hard work combined with his business expertise make him a valuable addition to our Board. Powell has industry experience in all aspects of the property and casualty business and is especially adept on the wholesale brokerage side. We look forward to both of their contributions as we continue our pattern of constant and consistent growth."

Wendell Reilly (50) is the Managing Partner of Grapevine Partners, LLC, of Atlanta, Georgia, a private equity investment firm focused on media and communications. Previously he was Chairman and Chief Executive Officer of Grapevine Communications, LLC, a group of local TV stations that were merged to form Piedmont Television. Earlier he was the Chief Financial Officer of Haas Publishing and before that the Chief Financial Officer of The Lamar Corporation, the national outdoor advertising company. Mr. Reilly currently serves on the Board of Directors of Lamar Advertising Company, Piedmont Television, and Wesley Woods Center. He is also on the Board of Trustees of Emory University and The Paideia School. Mr. Reilly is a graduate of Emory University and earned an MBA in Finance from Vanderbilt University.

J. Powell Brown (40) was elected President of Brown & Brown, Inc., in January 2007. Previously he was a Regional Executive Vice President, since 2002, and also serves in an executive officer capacity for certain Brown & Brown subsidiaries. He oversees most of the Company's wholesale brokerage and public entity operations located throughout the country. From 1998 to 2003, Mr. Brown served as profit center leader of the Company's Orlando, Florida retail office. Prior to that, he was a sales producer and then Marketing Manager in the Daytona Beach, Florida retail office from 1995 to 1998. Before joining Brown & Brown he was with the Continental Insurance Company. A graduate of the University of Florida, with an MBA from Duke University, Mr. Brown serves on the Board of Directors of the SunTrust Bank/Central Florida and the Boggy Creek Gang. Previously he served on the Board of Governors of the Orlando Regional Chamber of Commerce, and as a member of the Board of Directors of Junior Achievement of Central Florida and the Bolles School Board of Visitors.

Brown & Brown, Inc. and its subsidiaries offer a broad range of insurance and reinsurance products and services, as well as risk management, third- party administration, managed health care, and Medicare set-aside services and programs. Providing service to business, public entity, individual, trade and professional association clients nationwide, the Company is ranked by Business Insurance magazine as the sixth largest independent insurance intermediary in the United States, as well as in the world. The Company's web address is www.bbinsurance.com.

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the current belief of Brown & Brown, Inc. and its subsidiaries (collectively the "Company") regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, are contained in the Company's filings with the Securities and Exchange Commission. Some factors include: general economic conditions around the country; downward commercial property and casualty premium pressures; the competitive environment; the integration of the Company's operations with those of businesses or assets the Company has acquired or may acquire in the future and the failure to realize the expected benefits of such integration; and the potential occurrence of a disaster that affects certain areas of the States of California, Florida, Georgia, Michigan, New Jersey, New York, Pennsylvania and/or Washington where significant portions of the Company's business are concentrated.  All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

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